Exhibit 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. SETTLES LITIGATION AND UPDATES
RESULTS FOR FOURTH QUARTER 2012

Updates Previously Reported 2012 Fourth Quarter and Full Year Results to Reflect
Settlement and Litigation Reserve

BLAIRSVILLE, GA – February 22, 2013 – United Community Banks, Inc. (“United”) (NASDAQ: UCBI) today reported that, subject to the completion of final documentation and any necessary court approvals, it has settled previously disclosed litigation with FILB Co-Investments LLC (“FILB-Co”).

“As required under GAAP with the resolution of litigation after year-end but before financial statements are available for issuance, our previously reported 2012 fourth quarter and full year financial results have been updated to reflect a settlement of our litigation with FILB-Co,” said Jimmy Tallent, president and chief executive officer.  “While we strongly viewed the litigation as being without merit, the settlement will allow us to avoid a long and costly legal process.”

United has updated its previously reported 2012 fourth quarter and full year financial results to establish litigation reserves for both the settlement and with respect to claims that may be made against United by Fletcher International Ltd. or one or more of its affiliates.  The settlement with FILB-Co and the related reserves increased fourth quarter 2012 operating expenses by $4 million.  Therefore, updated 2012 fourth quarter and full year earnings were reduced to $5.26 million and $33.9 million, respectively, or $.04 per share and $.38 per share.  Previously reported 2012 fourth quarter and full-year earnings were $9.26 million and $37.9 million, respectively, or $.11 per share and $.44 per share, respectively.

“We are pleased that the FILB-Co litigation has been resolved and believe that we have established reserves to address the settlement and any other claims that may be asserted against United in the future by Fletcher,” said Tallent.

The updated financial results will be reflected in United’s Annual Report on Form 10-K, and are included in the financial highlights below.

Financial Highlights
Selected Financial Information
	Three Months Ended		Twelve Months Ended
(in thousands, except per share	December 31, 2012		December 31, 2012
data; taxable equivalent)	As Reported	As Updated	As Reported	As Updated
INCOME SUMMARY
Operating expenses	$46,726	$50,726	$182,774	$186,774
Income before income taxes	10,063	6,063	40,596	36,596
Net income	9,261	5,261	37,856	33,856
Net income available to common shareholders	6,216	2,216	25,708	21,708

PERFORMANCE MEASURES
Per common share:
Diluted income	$.11	$.04	$.44	$.38
Book value	6.74	6.67	6.74	6.67
Tangible book value (2)	6.64	6.57	6.64	6.57
Key performance ratios:
Return on equity (1)(3)	6.03%	2.15%	6.43%	5.43%
Return on assets (3)	.54	.31	.55	.49
Efficiency ratio	66.04	71.69	64.02	65.43
Tangible common equity to risk-weighted assets (2)	8.33	8.26	8.33	8.26
AT PERIOD END ($ in millions)
Shareholders’ equity	$585	$581	$585	$581

(1) Net income available to common shareholders, which is net of preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss). (2) Excludes effect of acquisition related intangibles

Consolidated Statement of Operations (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2012
(in thousands, except per share data)	As Reported	As Updated	As Reported	As Updated
Other expenses	$3,800	$7,800	$15,951	$19,951
Total operating expenses	46,726	50,726	182,774	186,774
Net income before income taxes	9,682	5,682	38,906	34,906
Net income	9,261	5,261	37,856	33,856
Net income available to common shareholders	6,216	2,216	25,708	21,708

Earnings per common share - Basic	$.11	$.04	$.44	$.38
Earnings per common share - Diluted	.11	.04	.44	.38

Consolidated Balance Sheet
	As Reported	As Updated
	December 31,	December 31,
(in thousands, except share and per share data)	2012	2011
	(unaudited)	(audited)
Accrued expenses and other liabilities	$51,210	$55,210
Total liabilities	6,216,854	6,220,854
Accumulated deficit	(705,153)	(709,153)
Total shareholders’ equity	585,405	581,405

United’s regulatory capital ratios were slightly lower as a result of the change in shareholders’ equity.  As of December 31, 2012, the revised capital ratios were as follows: Tier 1 Risk-Based of 14.2 percent; Tier 1 Leverage of 9.6 percent; Total Risk-Based of 15.7 percent; Tier 1 Common Risk-Based of 8.8 percent; and, Tangible Equity-to-Assets of 8.6 percent.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $6.8 billion and operates 103 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina,  east Tennessee and northwest South Carolina.  United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at United’s website at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s potential settlement of pending and potential litigation, financial outlook and business environment.  These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements.  For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2011 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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